                                                                      EXHIBIT 10

                                   ASSIGNMENT


         ASSIGNMENT made 10th February, 1995, by and between Wendover Securities Corporation, a corporation duly existing and organized in Commonwealth of the Bahamas, (hereinafter referred to as "Assignor"), and Bio Fluorescent Technologies, Inc., a corporation duly existing and organized in the State of Nevada, (hereinafter referred to as the "Assignee") and this Assignment being properly consented to by The Avriel Group, AMCAS Division, Inc., a corporation duly existing and organized in the State of Maryland, (hereinafter referred to as the "Contractor").

WITNESSETH:

RECITALS

         That Assignor and contractor did enter into a certain Agreement (hereinafter referred to as the "Agreement") on or about by February 1995, attached as Exhibit "A" hereto, and including but not limited to, a) build, and deliver 100% title, to certain Medical Equipment known as the "Prototype(s)" or the "Mehica GP120" and/or the "PAK", b) grant a joint divided interest to Assignor of any existing and after acquired Patent rights to the Mehica GP120 and PAK, c) grant 100% worldwide manufacturing, marketing, and sales rights for the Mehica GP120 and PAK, d) granting certain partial Mehica GP120 and PAK sales royalty rights to Assignor, and e) received in return, and Assignor to make certain staged payments until aggregating the sum of U.S. $1,400,000, and Assignor to pay certain other associated costs; and

         That Assignor wishes to Assign, convey and otherwise transfer, said Agreement to Assignee, for valuable consideration, and, other consideration including retention of certain Patent and Sales Royalty rights by the Assignor; and

         Further, Assignor wishes Assignee to assume any and all payment obligations called for under the Agreement, any costs or expenses related to the Agreement, the rights thereunder or its subject matter, and such payments, costs and expenses to be non-recourse to the Assignor after Assignment to Assignee; and

         Contractor wishes to Consent to such Assignment of the Agreement to the Assignee and the concurrent rights, liabilities, payment obligations and interests, relating to the Agreement and the Assignor, or Contractor, whether Assigned fully or partially, upon execution of such Assignment; and

         That Assignee wishes to be Assigned, said Agreement, the rights, liabilities, payment obligations, and interests, whether assigned partially, or wholly, and Assignee wishes to assume the payment obligations under the Agreement, and, any and all costs and expenses associated with the subject matter of the agreement, and the rights contained therein, all for valuable consideration;

         Further, the Assignee wishes to assume all recourse for any and all payment obligations under the Agreement, or any costs or expenses associated with the Agreement or its subject matter; and

         NOW, THEREFORE, for and in consideration of Ten Dollars $10.00 and, other valuable consideration, paid by Assignee, Assignor hereby assigns to Assignee all of rights, title, interest, and concurrent duties, obligations and liabilities to that Agreement, or called for under that Agreement, as attached as Exhibit "A" and made a part of this Assignment, subject to, and, under the following terms and conditions, and reserving the following retained interests (hereinafter referred to the "Retained Interests"):

         1. RETAINED INTEREST. The parties hereto, consisting of the Assignor, the Assignee, and the Contractor, hereby agree that Assignor shall retain, and not by way of this Agreement assign, the following rights and interests:

         (a) a 50% divided, Joint Interest, in any and all existing, or after acquired, Patent rights in the Mehica GP120 and PAK, such Joint Patent Rights as originally conveyed by the Agreement and more specifically described in paragraph 1.2 of such Agreement, and other applicable parts of the Agreement; and

         (b) a net profit participation consisting of five percent (5%) of the net profits deriving from sales of the Mehica GP120, as more specifically described in Exhibit C of the Agreement; AND

         2. ADDITIONAL ROYALTY COMPENSATION. The parties hereto, consisting of the Assignor, the Assignee, and the Contractor, hereby agree that Assignor, in addition to other valuable consideration, shall be compensated for the life of the Assigned agreement the following Royalty interest:

         (a) a Gross Sales revenue participation interest, consisting of US $.50 per PAK sold.

         3. ASSUMPTION OF PAYMENT OBLIGATIONS, LIABILITIES, DUTIES, UNDER THE AGREEMENT. The parties hereto, consisting of the Assignor, the Assignee, and the Contractor, hereby agree that, and the Assignee warrants, covenants and agrees, that Assignee has had an opportunity to review all the payment obligations, rights, duties, and liabilities under such Agreement hereby assigned, and Assignee hereby warrants, covenants, and agrees, that Assignee takes, as its own liabilities, any and all payment obligations under or pursuant to the Contract, or any additional costs and expenses related to the subject matter of the Contract.

         4. ASSIGNMENT TERMS AND CONDITIONS. The Contractor, Assignor, and Assignee hereby stipulate and agree, one to another, and for purposes of enforceability or relating to any interpretation or body public interpretation, that should the Agreement and the terms and conditions therein, be unclear as to interpretation or differ as to impact or interpretation, or be interpreted to be unclear as to assignability, nothing contained in the Agreement, its provisions or paragraphs shall, by way of omission or lack of clarification, shall be interpreted to prevent or omit to permit, the legal Assignment herein from Assignor to Assignee. Nothing in this Assignment shall alter, amend or modify the terms of the Agreement or the subject matter thereof.

         The Contractor, Assignor, and Assignee hereby stipulates and agree that the words "license or sublicense" or "licensor or licensee" or "sublicensor or sublicensee", as used in the Agreement shall also mean "assignment, assignor, assignee" and encompass the principal of assignment as used herein, and as permitted by the Agreement.

         5. CONSENT TO ASSIGNMENT. The Contractor, pursuant to the Agreement, its various terms and provisions, and specifically paragraph 11 of the Agreement, hereby consents, stipulates, and agrees, and is hereby and forever estopped from waiving or withdrawing such consent, stipulation, or agreement, that the Agreement and this Assignment constitutes a valid Assignment of the Agreement from Assignor to Assignee and that Assignee shall stand in stead of Assignor for any and all obligations, liabilities, duties, performance, participations and interests (save for the Retained Interests of Assignor herein described).

         6. EXHIBIT ATTACHED NOT TO BE PART OF THIS ASSIGNMENT. The parties hereto, consisting of the Contractor, Assignor, and Assignee, in good faith recognition of the complex accounting standards, accounting treatment of the Agreement and Assignment therein, have attached, in good faith, a non-designated Exhibit entitled "Restatement of Financial Provisions after effect of the Assignment" for clarification purposes only, to illustrate the intent of the parties, as a guide and not a legal document, and not necessarily having force and effect, nor incorporated by reference in this Assignment, and may be changed as a clarification by the parties, or any party, at any time.

         IN WITNESS WHEREOF, the Assignor has duly signed this Assignment the date first above written, and Contractor has duly signed and Consented to this Assignment as noted below.

ASSIGNOR                                 CONTRACTOR: Consenting to Assignment

Wendover Securities Corporation          The Avriel Group, AMCAS Division, Inc.


BY:  /s/John King                        BY: /s/Shawn A. Matlock
   --------------------------------          ----------------------------------

Attest


BY: /s/Kayla Sturrup                     BY:  /s/Chester F. King
   --------------------------------          ----------------------------------

                                    AGREEMENT


DATE: February 7, 1995

PARTIES: Wendover Securities Corporation ("WSC"), a corporation organized under the laws of the Commonwealth of the Bahamas, having a business address at P.O. Box N8318 Naussau, Bahamas, and The Avriel Group, AMCAS Division, Inc., ("TAG") a Maryland corporation, having a business address at 5320 Spectrum Drive, Suite E, Frederick, Maryland 21703, United States of America.

RECITALS:

         A. TAG has obtained (from Chester F. King and Dr. Robert A. Hallowitz) certain technology relating to a detection system, known as the "Mehica GP120" (hereafter "Mehica"), that automates the process for the detection of gp-120 bearing infected cells, and a packaged antigen kit (hereafter "PAK") designed to work with the Mehica GP120, all as specified in Exhibit A attached hereto.

         B. WSC is agreeable to funding the fabrication of the prototype Mehica and PAK ("the Project"), to the extent of $1,400,000.00, and to own 100% of such working prototype.

         C. TAG is willing to build a working prototype Mehica GP120 and prototype PAK for WSC, as an independent contractor, in accordance with the terms set forth below.

         D. TAG represents that Chester F. King and Robert A. Hallowitz, M.D., are the inventors of the Mehica GP120 and PAK, and that said inventors have duly and legally assigned to TAG the invention and patent rights thereto, a copy of such assignment attached hereto as Exhibit D.

         E. TAG is willing to grant to WSC world-wide patent, marketing, manufacturing and sales rights, all on terms set forth below.

AGREEMENT:

         1. Grant of Rights.

         1.1 The inventors of the Mehica GP120, Dr. Robert A. Hallowitz and Chester F. King, have assigned all patent rights to TAG.

         1.1.1 TAG will furnish a letter certifying that TAG is duly organized and existing as a Maryland corporation, and that Dr. Hallowitz and Mr. King have assigned patent and invention rights to TAG, attached as Exhibit D. WSC will furnish a letter certifying that WSC is a duly organized and existing corporation under the laws of the Bahamas.

         1.2 TAG hereby grants exclusive rights to WSC to license, sublicense (including to any WSC majority-owned subsidiary company) the rights to manufacture, sell and market, and to have its customers and/or customers of any licensee or sublicensee use the Mehica GP120 and the PAK developed pursuant to this agreement. Upon receipt by TAG of the total One Million, Four Hundred Thousand Dollars ($1,400,000.00) from WSC as set out in Section 3 and Exhibit C of this Agreement, TAG shall hereby grant to WSC joint "patent rights" (as defined below) and joint rights to manufacture, sell, and market the Mehica GP120 Detector and the PAK developed pursuant to this agreement. This grant of rights shall be for the initial term of ten (10) years, unless sooner terminated in accordance with this Agreement. The parties will conduct good faith negotiations to extend this contract before the expiration of the initial term of 10 years.

         1.2.1 All licensee, sublicensees or assignees of WSC shall sign an agreement with TAG agreeing to honor the terms of this Agreement and the payment of royalties as stipulated herein.

         1.3 Any inventions, processes, procedures, discoveries, designs, configurations, technology, works of authorship, trade secrets, and improvements (whether or not patentable) (hereinafter collectively called the "Inventions") which are conceived of or under development by TAG, which does not directly relate to the Project and the rights to said inventions (patent or otherwise), shall be the exclusive property of TAG. TAG reserves the rights to all uses of the inventions and patents except as set out below in section 1.4 and Exhibit A.

         1.4 "Patent Rights" shall mean those patents and any reissues and extensions thereof which issue in any country of the world for the Mehica GP120 Detector and the PAK designed to work with the Mehica GP120 Detector for the use of detecting gp-120. Patent rights do not include rights to any proprietary reagents used in the PAK (ie. Agmed, Cambridge, Cellular Products, etc.).

         1.5 TAG hereby grantS to WSC the use of the tradename "Bio-Fluorescent Technologies, Inc."

         1.6 WSC shall pay all reasonable legal fees, costs and expenses necessary and associated with obtaining a ruling on patent viability for the Mehica GP120 and the PAK. The entity created will pay for all direct patent applications and filings including the cost of international patents.

         1.7 WSC, its affiliates, licensees and sublicensees shall notify TAG promptly in writing of any infringement of our Licensed Patents which becomes known to Licensee. If TAG determines that a substantial infringement exists, TAG and WSC together will take prompt action to attempt to eliminate that substantial infringement. WSC, its affiliates and sublicensees shall cooperate with TAG in determining if substantial infringement exists and, if so, in attempting to eliminate that substantial infringement. WSC or TAG shall be responsible for taking appropriate legal action to enforce the patents.

         2. Services. TAG will exert its best efforts, in accordance with current professional standards, to perform and to complete the project (the "Project") as set forth in the project description attached hereto as Exhibit B.

         2.1 Staged Payments. TAG's ability to render services is dependent upon the receipt of the staged payments as specified in paragraph 3.1 and Exhibit C of this Agreement. WSC's failure to make said payments to TAG shall constitute a material breach by WSC of this Agreement, as identified in paragraph 6.3 below. WSC's breach of this Agreement by failing to make the payments scheduled in Exhibit B cannot be cured if a deficit remains at the end of the 90 days provided under paragraph 6.3.

         3. Payment. In consideration of the performance of services by TAG under paragraph 2 and Exhibit B, and the granting of rights pursuant to paragraph 1 of this Agreement, WSC shall pay TAG as follows:

         3.1 Total Staged Payments: WSC shall pay One Million Four Hundred Thousand Dollars ($1,400,000.00) to TAG pursuant to the schedule set out in Exhibit C.

         3.2 In addition to the above payments, a royalty as set forth in section 4 below.

         3.3 TAG will receive a set percentage of the entity created or purchased by WSC to market, manufacture and sell the Mehica GP120, as stipulated in the December 7, 1994, letter agreement between the companies, as modified by the letter dated February 3, 1995.

         3.4 All costs and expenses incurred by TAG or its employees or officers in assisting WSC and/or its affiliates or sublicensees in the promotion of the Mehica GP120 and PAK, including, but not limited to travel expenses, shipping and printing, shall be paid separate and apart from the development payments and royalties by WSC and/or its affiliates or sublicensees to TAG prior to the incursion of said expenses and costs, or within thirty (30) days after the incursion of said expenses and costs.

         4. Royalty.

         4.1 WSC shall pay TAG a royalty on the sales of the Mehica GP120 Detector and the PAK sold by WSC directly or by its affiliate(s) licensee(s) and sublicensee(s), according to the schedule in Exhibit C. This royalty applies is only to the Mehica GP120 Detector and the PAK developed by TAG pursuant to this Agreement and any modifications or improvements agreed upon by both TAG and WSC.

         4.2 Any licensee, sublicensee or assignees (including any WSC majority-owned subsidiary company that is a sublicensee of WSC) shall pay royalties to TAG on the same terms, including the rate specified in Exhibit C, and with the reporting duties specified in 4.4, as if such sublicensee were a direct licensee of TAG. WSC agrees that any license or sublicense granted by it shall have privity of contract between TAG and such licensee or sublicensee, and the obligations of Paragraph 3 through 9, inclusive, of this Agreement shall be binding upon the sublicensee as if it were in the place of WSC.

         4.3 WSC further agrees that any such license, sublicense or assignment shall include copies of Paragraphs 1 through 9, inclusive, of this Agreement. Any license or sublicense agreement negotiated by WSC shall include a commitment by WSC and by the licensee or sublicensee to exert their best efforts to introduce the Mehica GP120 and the PAKs into public use as rapidly as practicable. Sublicense terms and conditions shall reflect that any licensee or sublicensee shall not further sublicense, and shall provide for the transfer of all obligations, including the payment of royalties specified in such sublicensees. to TAG or its designee in the event that this Agreement is terminated.

         4.4 Within sixty (60) days after the end of each calendar quarter year commencing with the first half-year in which the Mehica GP120 and PAKs are marketed under this Agreement, WSC shall render a written report to TAG setting forth for the preceding half calendar year: (I) the identity and quantity of items sold with respect to which a royalty is payable hereunder, and the gross amount involved therefor, (ii) the aggregate Net Sales thereof; (iii) the amount of royalty payable with respect thereto; and (iv) any other information required so that the royalty payable by WSC to TAG hereunder can be properly ascertained. The royalty payment shall accompany the report. At the request of TAG, WSC shall permit a certified, public, chartered accountant, selected and compensated by TAG, to have access to such books and records as may be necessary to determine, with respect to any accounting period ending not more than three (3) years prior to the date of such request, the correctness of any report or payment under this Agreement. Any such accountant entitled hereunder to examine the books of WSC shall be entitled to make such examination at any time during reasonable business hours, but shall not be entitled to disclose to any party including TAG any information relating to the business of WSC except that which should properly be contained in any report hereunder.

         4.5 All royalties shall be paid by WSC, its affiliates, licensees, sublicensees or assignees into an escrow account at Citibank, in New York City. WSC is to establish said escrow account within six months of signing this agreement. TAG and WSC will select an escrow agent to administer and distribute royalties from said escrow account. WSC and TAG shall be paid their royalties from said escrow account. All amounts payable hereunder by WSC to TAG shall be payable in United States funds collectable at par in Baltimore, Maryland, after wire transfer from the Citibank account. The method of calculation of royalties on sales in countries other than the United States, or sales paid for in other than United States funds, is set out in Exhibit C.

         4.6 If WSC or its affiliate, licensee, or sublicensee is required to cut the price of the PAK to be competitive with market prices, then the royalties of TAG may be reduced on a case-by-case basis to an amount agreed upon by all parties in writing. The royalty paid to TAG shall always be equal to the total combination of royalties and fees paid to WSC.

         5. Confidentiality. "Proprietary Information" shall mean collectively all such Inventions and any and all confidential, proprietary or secret information relating to WSC's or to TAG's products, services, clients, customers or business operations or activities. Without prior written permission from the other, each party shall use the other's proprietary information only for the purpose of performing under the terms of this Agreement, and will copy or distribute it only among those of its employees or consultants who are under a written duty of confidence to them, and only to the extent necessary for such performance, and will not otherwise disclose any of it. Any copy permitted hereunder of any proprietary information shall contain all proprietary notices contained on the original.

         6. Termination.

         6.1 If WSC shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if its business shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of WSC or otherwise, all rights to the Mehica GP120 and the PAK shall revert back to TAG, and WSC's rights granted in this Agreement shall automatically terminate. If TAG shall become bankrupt, all of TAG's rights and royalties due to TAG shall revert and be paid to the inventors.

         6.2 Should WSC fail in its payment to TAG of royalties due in accordance with the terms of the Agreement, TAG shall have the right to serve written notice upon WSC of its intention to terminate this Agreement within sixty (60) days after delivery of said notice of termination unless WSC shall pay TAG, within the sixty (60) day period, all such royalties due and payable. Upon the expiration of the sixty (60) day period, the rights, privileges and license granted to WSC hereunder shall thereupon immediately terminate.

         6.3 Upon any material breach or default of this Agreement by WSC, other than those circumstances set out in paragraphs 6.1 and 6.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 6.3, TAG shall have the right to terminate this Agreement and the rights and license granted hereunder upon ninety (90) days' written notice to WSC. Such termination shall become effective unless WSC has cured any such breach or default prior to the expiration of ninety (90) days from delivery of TAG's notice of termination.

         6.4 In the event that TAG encounters an unforeseeable technical, legal or administrative problem that prevents it from completing a task of the project within the interval of time specified therefor in Exhibit B, TAG shall serve written notice upon WSC of the circumstances. TAG and WSC shall thereupon negotiate in good faith to establish a mutually agreeable basis for attempting to solve this technical, legal or administrative problem, either between themselves alone or with the help of a third party. If within ninety (90) day after the giving of such notice, the parties have not established such a basis, then either party shall have the right to terminate this agreement immediately upon written notice of such effect to the other party. If after the 90 day period expires, WSC or TAG should realize a proposed solution to the technical, legal or administrative problem, either party shall advise the other of this proposed solution, and the parties shall thereupon negotiate in good faith terms for resumption of the Project. This section is not applicable to engineering or design problems that TAG may uncover during fabrication that are not caused by a change in the law. TAG shall not be liable for delays in performance under the terms of this Agreement resulting from acts of God, strikes, lockouts, embargoes, riots, acts of war whether or not declared, insurrections, civil disorder, terrorist acts, epidemics, quarantine restrictions, communications, lincs failure, power failures, fires, floods, earthquakes, other natural disaster, or other disasters including nuclear incidents. Neither party shall be liable for delays or failure to perform if prevented from doing so by governmental regulations imposed after this Agreement's entry into force. In the event one of these conditions may have occurred the defaulting Party shall notify the other Party as soon as reasonably practicable as to the nature and extent of the force majeure condition.

         6.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party of any obligation which shall have matured prior to the effective date of such termination, and WSC and/or any sublicensee thereof may, after the effective date of such termination, sell all Mehica GP120 systems and PAKs in their possession and sell all Mehica GP129 systems and PAKs lawfully in the process of manufacture at the time of such termination, provided that they pay to TAG the royalties thereon and submit the reports as required by paragraph 4 hereof. The provisions of paragraph 5 and 7 through 12 shall survive termination of this Agreement.

         7. Independent Contractor. For the purposes of this agreement and all services to be provided hereunder, each party shall be and shall be deemed to be an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

         8. U.S. Laws and Regulations.

         8.1 Nothing in this contract shall require either party to perform any actions in violation of U.S. laws or regulations.

         8.2 To the extent that the approval in the U.S. Government under the provisions of various U.S. laws regulating the export of technology is required, WSC shall obtain such approval. WSC shall also obtain the approval of any other governmental authority required to develop, market and sell the Mehica GP120 system or the PAK. TAG will render reasonable assistance to WSC in obtaining said approvals. TAG will submit the documents required to obtain a 510(k) on the Mehica GP120 Detector to the F.D.A.; however, TAG is not responsible for any delays caused by the F.D.A. evaluation and approval process.

         8.3 Any criminal violation by WSC, its affiliates, licensees or sublicensees, their principals or officers, of federal, state or international tax, trade, securities, import/export, and/or administrative laws, shall constitute a material breach of this Agreement. Upon indictment or the commencement of a criminal investigation, all the rights and privileges granted under this Agreement and any sublicense shall be suspended. If said breaching party is found guilty of violating said laws, or the matter is not resolved with eighteen (18) months of indictment or the commencement of a criminal investigation, the grants of rights and privileges under this Agreement and any sublicense shall terminate and revert back to TAG. WSC and/or its sublicensee shall be responsible for any fines and legal costs incurred by TAG for WSC's or its sublicensee's violation of the laws as outlined in this section 8.3

         9. Notices. Any notices required or permitted to be given under this Agreement shall be deemed to have been delivered seven (7) days after being mailed postage-prepaid by United States or international registered airmail to the following addresses of either party:

         in the case of WSC, to the attention of John King at the address given above;
         in the case of TAG, to the attention of Chester F. King at the address given above;
         or, in either case, to such other addresses or persons as shall hereafter be provided by written notice to the other party.

         10. Miscellaneous. This instrument contains the entire agreement between parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this agreement shall affect or modify any of the terms or obligations herein contained. Any amendments, addendums, assignments or modifications must be made in writing and signed by both parties, and duplicate originals must be sent pursuant to section 9 to each party hereto, and a copy will be attached hereto and made part of this agreement as a modification. No delay or omission by a party in exercising any right under this agreement will operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion. Paragraph captions are used only for convenience and are in no other way to be construed as part of this Agreement or as a limitation of the scope of the particular paragraphs to which they refer. Any and all legal fees incurred in enforcing this agreement shall be paid by WSC.

         11. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire assets and business of the respective parties hereto. This Agreement shall not be assignable by either party, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any and all assignments of this Agreement or any interest herein not made in accordance with this paragraph shall be void.

         12. Governing Law. This agreement shall be governed by and construed under and in accordance with the laws of the United States of America and the State of Maryland. Actions concerning the interpretation or enforcement of this agreement shall be commended in the State of Maryland.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the above date.

                                              Wendover Securities Corporation



                                              By/s/John King
                                                --------------------------------
                                                Authorized Agent, President



                                              The Avriel Group,
                                                AMCAS Division, Inc.



                                              By   /s/Shawn A. Matlock
                                                --------------------------------
                                                Shawn A. Matlock, Secretary

                                    EXHIBIT A
                              (PRODUCT DESCRIPTION)

The Mehica GP120 Detector System and Packaged Antigen Kits (PAK) are the components of the antigen-based gp-120 test performed on whole blood.

The Mehica GP120 Detector System is a microscope imaging system designed to process and read the PAK. The test itself is conducted in a specially designed cartridge; blood mixes with high-affinity, genetically engineered antibodies that attached magnetic particles and a fluorochrome to gp-120 bearing cells.

The Mehica GP120 Detector System performs incubation, magnetic enrichment and detection of gp-120 bearing cells when present in the whole blood sample. If a specimen is positive, the imaging system indicates a positive response. If a specimen is negative, the system indicates a negative response. Images may be archived for later review.

The Packaged Antigen Kit (PAK) is a specimen collection device housing the process for tagging individually infected cells. The device contains Designed Analytical Reagents (DARs) which seek out and attach to a specific structure (gp-120). The DARs used in this device can tag gp-120 bearing cells in a drop of blood. The DARs used in the Pak have been developed by independent companies from whom they can be purchased for incorporation with the PAK. The collection device serves as the incubation chamber, the magnetic enrichment chamber and the viewing chamber in the Mehica GP-120 Process.




 /s/Robert A. Hallowitz, M.D.
- - -------------------------------------------------
Dr. Robert A. Hallowitz, M.D.
Vice President of Research and Development

                                    EXHIBIT B
                            (DESCRIPTION OF PROJECT)

Upon receipt of staged payments to purchase or fabricate the necessary parts, equipment, and supplies, The Avriel Group, AMCAS Division, Inc., will assemble a working prototype Mehica GP120 Detector and the prototype PAK, as defined below. The project will be completed in one to Four (4) stages. The prototypes will be of such a nature that they can be redesigned to production models.

The progression of the development is directly linked to the availability of funds for paying development cost. The development process will be conducted in the following stages, with an expected start date of May 1, 1996.

1st Stage.        Assembly of prototype detector system capable of displaying fluorescing and non-fluorescing cells:
                           Start Collection Process protocol for donor samples in Latin America; and Meet with F.D.A. on classification of Detector.*

2nd Stage.        Reagent Assay Protocols determined;
                           Reagent Proof of Principle Trials begun;
                           Begin FDA process of classification of Detector;* Adding additional components;
                           Identification of sources of required materials for cartridge begins (i.e., identify the manufacturers of a specific reagent, casing materials, glass type); and Meet with the F.D.A. on the cartridge classification.*

3rd Stage.        Fabrication of the prototype cartridge (begins);
                           Reagent Proof of Principle Trials Completed; and Continue meetings with F.D.A.*

4th Stage.        Complete fabrication of final working prototype of GP-120
                  Detector Hardware System and the prototype cartridge.

         *Time frames are dependent upon FDA.

The prototype Mehica GP-120 Detector System will perform incubation, magnetic enrichment and detection of GP-120 bearing infected cells when present in the whole blood sample, using the PAK collection device. If a specimen is positive, the imaging system will indicate a positive response. If a specimen is negative, the system will indicate a negative response.

/s/Robert A. Hallowitz, M.D.
- - ------------------------------------------------
Dr. Robert A. Hallowitz, M.D.
Vice President of Research and Development


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
                                    EXHIBIT C
                               (PAYMENT SCHEDULES)


PROJECT COMPLETION PAYMENTS: WSC is to pay TAG $1,400,000.00 (United States Dollars) in four (4) installments* payable at the beginning of each development stage identified in Exhibit B of this Agreement in the following amounts:

         Stage 1. $434,029.00

         Stage 2. $434,029.00

         Stage 3. $287,029.00

         Stage 4. $244,913.00

ROYALTY PAYMENTS: WSC shall pay TAG royalties on the sales of the Mehica GP120 PAK.

1. WSC shall pay TAG royalties* of One dollar ($1.00) per each PAK sold by WSC, its affiliates, licensees and/or sublicensees, whether sold inside or outside the United States of America. All royalties are to be calculated in United States Dollars and paid in United States currency.

2. WSC and TAG shall receive a royalty of 10% of the net profit on all sales of the Mehica GP120 Systems sold by WSC, its affiliates, licensees and/or sublicensees. All royalties are to be calculated in United States Dollars and paid in United States currency.

3. If TAG takes a reduction in royalty on any sale of the PAK or Mehica GP120 Detector, the calculation of royalties due on sales in countries other than the United States, or sales paid for other than by United States funds, the Net Sales of such products so sold shall first be determined in the funds of the countries for which the products were sold, and then converted into its equivalent in United States funds at:

         3.1 The rate applicable to the transfer of funds arising from royalty payments as established by the exchange control authorities of the country of which such funds are the national currency, at its average exchange rate during the accounting period for which payment is thus made; or

         3.2 If there is no applicable rate so established, then the average selling rate for United States funds as published by leading commercial banks in the major city of the country of which such foreign funds are the national currency, at its highest exchange rate during such accounting period; or

         3.3 If there is no rate so published, then the average of the three highest buying rates for such foreign funds as published by the First National Bank of boston for such accounting period.


*All project completion installment payments and royalty payments are to be made in United States currency.


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